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                                                                     EXHIBIT 5.1


                                  July 24, 1998



Document Sciences Corporation
6333 Greenwich Drive, Suite 200
San Diego, California 92122

         RE:  REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

         We have examined the Registration Statement on Form S-8 (the "Registration Statement") to be filed by Document Sciences Corporation (the "Company" or "you"), with the Securities and Exchange Commission on or about July 24, 1998, in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 750,000 shares of your Common Stock, $0.001 par value (the "Shares"), reserved for issuance pursuant to the Company's 1995 Stock Incentive Plan (the "Plan"). As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares pursuant to the Plan.

         It is our opinion that, when issued and sold in the manner referred to in the Plan, the Shares will be legally and validly issued, fully paid and nonassessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including any Prospectus constituting a part thereof, and any amendments thereto.

                                       Very truly yours,

                                       WILSON SONSINI GOODRICH & ROSATI
                                       Professional Corporation

                                       /s/ WILSON SONSINI GOODRICH & ROSATI,P.C.